Exhibit 99.1
Palo Alto Networks Appoints Two New Members to Board of Directors

SANTA CLARA, Calif., April 15, 2019 — Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the appointment of Lorraine Twohill, chief marketing officer at Google LLC (formerly Google Inc.), and the Right Honorable Sir John Key, former member of Parliament and prime minister of New Zealand, to the company’s board of directors.

“As we continue to advance our cybersecurity leadership and help organizations navigate their cloud transformation, I am pleased to welcome both Lorraine and Sir John to our board of directors,” said Nikesh Arora, chairman and CEO of Palo Alto Networks. “We look forward to their unique perspectives and contributions to our strategy and growth.”

Lorraine Twohill currently leads global marketing for all of Google’s products and services. She is responsible for managing the company’s brand and bringing Google’s products to life for billions of users every day. Previously, she ran marketing at Google for Europe, the Middle East and Africa, and helped build the company’s European business and operations. Prior to joining Google, Lorraine held various positions, including head of marketing at European travel site Opodo and general manager Northern Europe for the Irish Tourist Board. In 2018, she was named the Cannes Lions Creative Marketer of the Year, using her platform to advocate for greater representation of women in the advertising industry.

Ms. Twohill will bring to the board extensive insights on marketing, brand management and customer engagement. She formerly served on the board of directors for Williams-Sonoma Inc. and holds a joint honors degree in international marketing and languages from Dublin City University.

Sir John will bring to the board extensive experience in foreign affairs, investment banking and finance. He was a member of Parliament for Helensville in New Zealand until April 2017 and served as prime minister of New Zealand from November 2008 to December 2016. Prior to his political career, Sir John spent nearly 20 years in international finance, primarily for Bankers Trust of New Zealand and Merrill Lynch in Singapore, London and Sydney.

He currently serves as the chairman of the board of directors for ANZ Bank New Zealand Ltd., is a member of the board of directors for the parent Australia & New Zealand Banking Group Ltd. and serves on the board of directors for Air New Zealand Ltd. He holds a Bachelor of Commerce in accounting from the University of Canterbury.

About Palo Alto Networks
We are the global cybersecurity leader, known for always challenging the security status quo. Our mission is to protect our way of life in the digital age by preventing successful cyberattacks. This has given us the privilege of safely enabling tens of thousands of organizations and their customers. Our pioneering Security Operating Platform emboldens their digital transformation with continuous innovation that seizes the latest breakthroughs in security, automation, and analytics. By delivering a true platform and empowering a growing ecosystem of change-makers like us, we provide highly effective and innovative cybersecurity across clouds, networks, and mobile devices. Find out more at www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contact:
Kristen Batch
Senior Vice President of Corporate Communications, Palo Alto Networks
Mobile: 503-516-6297
kbatch@paloaltonetworks.com

Investor Relations Contact:
David Niederman
Vice President of Investor Relations, Palo Alto Networks
Mobile: 503-720-8878
dniederman@paloaltonetworks.com

1